THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

November 3, 2025

ECARX HOLDINGS INC.
as the Issuer
and

SPDB INTERNATIONAL (HONG KONG) LIMITED

as the Initial Investor

CONVERTIBLE NOTE PURCHASE AGREEMENT

CONTENTS
CLAUSE    PAGE
2.    ISSUANCE AND PURCHASE OF THE INITIAL NOTE    8
3.    INITIAL CLOSING    8
4.    CONDITIONS PRECEDENT TO THE INITIAL CLOSING    9
5.    ISSUE AND SUBSCRIPTION OF ADDITIONAL NOTES    12
6.    ADDITIONAL CLOSING    12
7.    CONDITIONS PRECEDENT TO EACH ADDITIONAL CLOSING    13
8.    REPRESENTATIONS AND WARRANTIES    15
9.    ASSIGNMENT    23
10.    USE OF PROCEEDS    23
11.    EXPENSES    23
12.    COVENANTS    24
13.    CONFIDENTIALITY AND PUBLIC DISCLOSURE    25
14.    INDEMNIFICATION    25
15.    TERMINATION    26
16.    NOTICES    27
17.    MISCELLANEOUS    28
18.    GOVERNING LAW AND DISPUTE RESOLUTION    29
SCHEDULE 1    FORM OF CONVERTIBLE SENIOR NOTE
SCHEDULE 2    PARTICULARS OF INVESTMENT

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT is made on November 3, 2025
BETWEEN:
(1)ECARX HOLDINGS INC., an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 357139 and whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Issuer”); and
(2)SPDB International (Hong Kong) Limited, a company incorporated with limited liability under the laws of Hong Kong (the “Initial Investor”).
WHEREAS the Issuer proposes to issue, and the Investors (as defined below) propose to subscribe for, on and subject to the terms and conditions set out in this Agreement, senior unsecured convertible notes in the aggregate principal amount of up to the Aggregate Purchase Price (as defined below), convertible into fully paid Conversion Shares (as defined below), and all such senior unsecured convertible notes shall be consolidated and form a single series among themselves.
NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.DEFINITIONS
1.1The following terms and expressions used in this Agreement, unless the context otherwise requires, shall have the following meanings:
“Accession Deed” means a deed of accession in substantially the form set out in Schedule 3 (Form of Accession Deed) to be executed by any Additional Investor pursuant to the terms of the Transaction Documents;
“Additional Closing” means the completion of the issuance and subscription of an Additional Note by the Issuer and an Additional Investor in accordance with clause 6;
“Additional Closing Date” means the date of an Additional Closing, which shall be a day falling within three (3) Business Days after the conditions to such Additional Closing set forth in clause 7 (other than those conditions that by their nature are to be satisfied at such Additional Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or duly waived, or on such other date as the Issuer and the relevant Additional Investor may otherwise agree in writing;
“Additional Convertible Senior Note” or “Additional Note” means the Notes in the aggregate principal amount of up to US$65,000,000, to be created and constituted by each instrument to be executed by the Issuer constituting the Additional Note in favour of each Additional Investor, in the form set out in Schedule 1 to this Agreement, and “Additional Convertible Senior Notes” or “Additional Notes” shall be construed accordingly;
“Additional Purchase Price” means the purchase price payable by an Additional Investor to the Issuer for its subscription of an Additional Note, as set forth in the relevant Accession Deed executed by such Additional Investor;

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“Additional Investor” means a Person of the Issuer’s election which executes an Accession Deed for the purposes of subscribing for any Additional Notes at the Additional Closing pursuant to the terms and conditions of this Agreement, and “Additional Investors” shall be construed accordingly;
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. Without limiting the generality of the foregoing, (i) a natural person’s Affiliates shall include such natural person’s spouse, children, parents, siblings, spouse’s parents, spouse’s siblings and their spouses, children’s spouses, siblings’ spouses, and any other Person that directly or indirectly Controlled by any of the aforesaid individuals, and (ii) if a Person is an investment fund or an entity directly or indirectly Controlled by an investment fund, Affiliates of such Person shall additionally include any fund manager associated with such investment fund and any investment fund managed or co-managed by such fund manager, and the general partner(s) of any such investment fund;
“Agreement” means this Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement (including as supplemented by each Accession Deed executed by each Additional Investor);
“Aggregate Purchase Price” means the aggregate purchase price for the Convertible Senior Notes issued pursuant to this Agreement, being US$100,000,000;
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act of 2010, the Prevention of Bribery Ordinance (Cap. 201 of the Laws of Hong Kong) or any similar applicable laws, rules or regulations issued, administered or enforced by any governmental agency having jurisdiction over the Issuer or any Group Company;
“Anti-Money Laundering Laws” means all applicable money laundering statutes (including all applicable rules and regulations thereunder) and all applicable related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any governmental agency having jurisdiction over the Issuer or any Group Company (including without limitation the Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (Cap. 615 of the Laws of Hong Kong));
“Approved Exchange” means any of the New York Stock Exchange, NYSE American LLC or Nasdaq on which the Issuer’s securities are listed.
“Articles” means the memorandum and articles of association of the Issuer as amended from time to time;
“Board” means the board of directors of the Issuer;
“Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by Law to be closed in the PRC, Hong Kong, the U.S. or the Cayman Islands;
“Class A Ordinary Shares” means Class A ordinary shares, par value US$0.000005 per share, in the share capital of the Issuer;

“Class B Ordinary Shares” means the Class B ordinary shares, par value US$0.000005 per share, in the share capital of the Issuer;
“Company Registered IP” means all patents, trademarks, service marks, trade names, domain names, copyrights and other forms of Intellectual Property for which registrations have been obtained throughout the world (and all applications for, or extensions or reissues of, any of the foregoing throughout the world) that are owned by, or registered or applied for in the name of, a Group Company;
“Company Owned IP” means Company Registered IP and all Intellectual Property owned by the Group Companies but not covered under Company Registered IP;
“Confidential Information” has the meaning given to it in clause 13.1;
“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral;
“Control” (including the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, provided, that such power shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) of the outstanding voting securities of such Person or the power to elect a majority of the board of directors or similar body governing the affairs of such Person;
“Conversion Notice” has the meaning ascribed to such term in each Convertible Senior Note;
“Conversion Shares” means Class A Ordinary Shares to be issued to each Investor on the conversion of a Note in accordance with the terms of such Note;
“Convertible Senior Note” or “Note” means the senior unsecured convertible notes in the aggregate principal amount of up to US$100,000,000 of the Issuer comprising the Initial Note and one or more Additional Notes, to be created and constituted by each instrument to be executed by the Issuer constituting the Note in favour of each Investor, in the form set out in Schedule 1 to this Agreement, and all such Notes shall be consolidated and form a single series among themselves, and “Convertible Senior Notes” or “Notes” shall be construed accordingly;
“CSRC” means the China Securities Regulatory Commission;
“Event of Default” means any event or circumstances specified as such in the Convertible Senior Notes;
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder;
“Force Majeure Event” means any event or circumstance or any combination of them in the form of (a) any change in interest rates or economic, political, business or financial market conditions generally, (b) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate or (c) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections.
“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission, any court, tribunal, judicial or arbitral body of competent jurisdiction, any self-regulatory organization or any stock exchange;
“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;
“Group” or “Group Companies” means collectively the Issuer and all of its Subsidiaries, and a “Group Company” means any entity within the Group;
“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;
“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing;
“Initial Closing” means the completion of the issuance and subscription of the Initial Note by the Issuer and the Initial Investor in accordance with clause 3;
“Initial Closing Date” means the date of the Initial Closing, which shall be a day falling within three (3) Business Days after the conditions to the Initial Closing set forth in clause 4 (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or duly waived, or on such other date as the Issuer and the Initial Investor may otherwise agree in writing;
“Initial Convertible Senior Note” or “Initial Note” means the Notes in the principal amount of US$35,000,000, to be created and constituted by an instrument to be executed by the Issuer constituting the Initial Note in favour of the Initial Investor, in the form set out in Schedule 1 to this Agreement;

“Initial Purchase Price” means the purchase price payable by the Initial Investor to the Issuer for its subscription of the Initial Note, as set forth opposite the Initial Investor’s name under the column titled “Purchase Price” under Schedule 2;
“Investors” means, collectively, the Initial Investor and the Additional Investors, and “Investor” shall be construed accordingly;
“Knowledge of the Issuer” means the actual or constructive knowledge of the board of directors of the Issuer which would have been acquired after due inquiry, which as at the date of this Agreement, includes Mr. SHEN Ziyu (沈子瑜) (a Chinese citizen whose PRC ID number is 31010419840219083X) as the sole executive director of the Issuer;
“Law” or “Laws” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority;
“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise;
“Material Adverse Effect” means any event or circumstance or any combination of them that is materially adverse to (x) the business, operations, assets, properties, business or financial condition, results or prospects of the Group taken as a whole or (y) the ability of the Issuer to perform its obligations under this Agreement or any other Transaction Document; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or generally accepted accounting principles or any interpretation thereof following the date of this Agreement, (b) the announcement or disclosure of any Transaction Document as permitted under clause 13 or the taking or refraining from taking of any action required to be taken or refrained from being taken under any Transaction Document, (c) any action taken by, or at the request of, the Initial Investor, (d) any matter set forth in the SEC Documents or disclosed to any Investor on any document made available to any Investor on or prior to the date of this Agreement, or (e) any failure to meet any internal or public projections, forecasts, or guidance published by the Issuer.
“Maturity Date” has the meaning ascribed to such term in the Convertible Senior Notes;
“Nasdaq” means The Nasdaq Stock Market;
“NDRC” means the National Development and Reform Commission of the PRC, or its competent local branch or any other authority succeeding to its functions;
“Ordinary Shares” means the Class A Ordinary Shares and Class B Ordinary Shares, collectively;

“Party” means each party to this Agreement (including each Additional Investor which executes an Accession Deed to become a party to this Agreement), and “Parties” shall be construed accordingly;
“Permits” means licenses, franchises, permits, certificates, registrations, approvals, consents and authorizations from any Governmental Authority;
“Person” means any individual, partnership, limited partnership, corporation, proprietorship, association, joint stock company, trust, joint venture, limited liability company, organization, firm, trust, estate or other enterprise or entity or Governmental Authority;
“PRC” means the People’s Republic of China, and for the purposes of this Agreement excludes Hong Kong, the Macau Special Administrative Region and Taiwan;
“Related Party” means, with respect to any Person, any director or officer of such Person or any member, shareholder or equity interest holder who directly or indirectly holds no less than 10% of the total issued and outstanding share capital of such Person;
“Representatives” has the meaning given to it in clause 13.1;
“Required Internal Approval” has the meaning given to it in clause 3.2;
“Restricted Party” means a person, or a person owned or controlled (directly or indirectly) by a person, that is:
(a)listed on any Sanctions List or is otherwise a subject of Sanctions;
(b)located in or organised under the laws of a country or territory which is a subject of country-wide or territory-wide Sanctions or whose government is the subject of country or territory wide Sanctions; or
(c)acting on behalf of any of the persons listed under paragraph (a) or (b) above;
“SAFE” means the State Administration of Foreign Exchange of the PRC, or its competent local branch or any other authority succeeding to its functions;
“Sanctions” means any country- or territory-wide trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by a Sanctions Authority;
“Sanctions Authorities” means:
(d)the Security Council of the United Nations;
(e)the governments of Hong Kong, the United States, the United Kingdom, the European Union; and
(f)the respective governmental institutions and agencies of any of the foregoing;

(g)“Sanctions List” means any list of specifically designated persons, entities (or equivalent) or countries maintained by, or public announcement of Sanctions designation made by a Sanctions Authority, each as amended, supplemented or substituted from time to time;
(h)“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;
“SEC” means the U.S. Securities and Exchange Commission;
“SEC Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed or furnished by the Issuer with the SEC pursuant to the Exchange Act and the Securities Act which are made available to the public, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein;
“Securities Act” means the U.S. Securities Act of 1933, as amended;
“Significant Subsidiary” has the meaning ascribed to such term in the Convertible Senior Notes;
“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person from time to time and, for the avoidance of doubt, the Subsidiaries of any Person shall include any “variable interest entity” over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with the accounting standards applicable to such Person (if any);
“Surviving Provisions” means clauses 1 (Definitions), 11 (Expenses), 13 (Confidentiality), 15 (Termination), 16 (Notices), 17 (Miscellaneous) and 18 (Governing law and Dispute Resolution);
“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax;
“Taxes” means, (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in sub-clause (a) above, and (c) any form of transferee liability imposed by any Governmental

Authority in connection with any item described in sub-clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in sub-clause (i)(a) and (i)(b) above;
“Transaction Documents” means this Agreement, each Accession Deed, the Convertible Senior Notes, and any and all other agreements and instruments being or to be entered into by all or any of the parties to this Agreement in connection with the transactions contemplated by any of the foregoing;
“U.S.” means the United States of America; and
“US$” or “U.S. dollars” means the United States dollars, the lawful currency of the U.S.
1.2In this Agreement:
(a)words denoting the singular shall include the plural and vice versa;
(b)words denoting one gender shall include each gender and all genders;
(c)the term “or” is not exclusive;
(d)the term “including” shall be deemed to be followed by “but not limited to”;
(e)references to clauses and the Schedules are, unless stated otherwise, references to clauses of and the schedules to this Agreement;
(f)headings are inserted for convenience only and will not affect the construction of this Agreement;
(g)any reference to an enactment or a statutory provision is a reference to it as it may have been or may from time to time be amended, modified, consolidated or re-enacted;
(h)the terms “hereof”, “herein” and “hereunder” (and any other similar expressions) refer to this Agreement as a whole and not to any particular clause or other portion hereof; and
(i)each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant.
1.3The recitals and the Schedules shall be deemed to be incorporated in this Agreement.
2.ISSUANCE AND PURCHASE OF THE INITIAL NOTE
2.1Subject to and in accordance with the provisions of this Agreement, the Issuer agrees to issue and sell to the Initial Investor, and the Initial Investor agrees to subscribe for and purchase, the Initial Note for the Initial Purchase Price at the Initial Closing.
2.2The Initial Investor’s obligations under this Agreement are separate from each other Investor’s obligations under this Agreement, and no Initial Investor shall be liable for any other Investor’s breach of this Agreement.

3.INITIAL CLOSING
3.1The Initial Closing shall take place remotely on the Initial Closing Date via the exchange of documents and signatures, so long as the conditions precedent to the Initial Closing set forth in clause 4 below (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or duly waived as of the Initial Closing Date.
3.2The Issuer shall, prior to the Initial Closing Date, ensure that a meeting of the Board is duly convened and held or resolutions in writing of the Board are passed in accordance with the Articles at/for which: (a) the execution of this Agreement and the other Transaction Documents and the performance of the Issuer’s obligations hereunder and thereunder; (b) the execution of the Convertible Senior Notes; (c) the issuance of the Notes to the Investors in accordance with this Agreement; (d) the conversion of the Notes and the issuance of the full number of the Conversion Shares; and (e) the performance by the Issuer of its other obligations under the Transaction Documents, have been approved and/or ratified (the “Required Internal Approval”).
3.3At the Initial Closing:
(a)against delivery of the items set out in and payment of the Initial Purchase Price in accordance with clause 3.3(b), the Issuer shall deliver the following to the Initial Investor:
(i)the Initial Note dated on the Initial Closing Date in the principal amount of the Initial Purchase Price applicable to the Initial Investor, duly executed by the Issuer;
(ii)a certificate referred to in clause 4.2(e);
(iii)a certified copy of the register of noteholders reflecting the entry of the Initial Investor as a holder of the Initial Note in the register of noteholders; and
(iv)copies of all other Transaction Documents, if applicable, duly executed by all parties thereto (other than the Initial Investor, the Additional Investors or their respective Affiliates); and
(b)against delivery of the items set out in clause 3.3(a), the Initial Investor shall:
(i)deliver to the Issuer a certificate, referred to in clause 4.3(d); and
(ii)pay or cause to be paid the Initial Purchase Price to the Issuer by wire transfer of immediately available funds in U.S. dollars to a bank account designated by the Issuer, evidence of such payment taking the form of a confirmation from the paying bank that it has made such payment or a SWIFT message showing such wire transfer.
4.CONDITIONS PRECEDENT TO THE INITIAL CLOSING
4.1The obligations of the Issuer and the Initial Investor to consummate the Initial Closing are subject to the satisfaction, on the Initial Closing Date, of the following conditions:

(a)the Issuer shall have delivered to the Initial Investor a copy of the following corporate documents of the Issuer:
(i)certificate of incorporation (and any certificate of change of name (if any));
(ii)Articles;
(iii)register of directors;
(iv)register of members;
(v)register of mortgages and charges;
(vi)certificate of good standing issued by the Registrar of Companies in the Cayman Islands on a date falling within one month prior to the Initial Closing Date; and
(vii)certificate of incumbency issued by its registered office provider on a date falling within one month prior to the Initial Closing Date;
(b)the Issuer shall have delivered to the Initial Investor a copy of the Required Internal Approval;
(c)the Issuer shall have delivered to the Initial Investor evidence of completion of the foreign debt registration in respect of the Notes with NDRC; and
(d)no injunction, interim or otherwise, having been granted in respect of the Issuer and no law having been enacted, issued or promulgated that would enjoin or prohibit or fundamentally alter the terms of the transactions contemplated by the Transaction Documents.
4.2The obligations of the Initial Investor to consummate the Initial Closing are subject to the satisfaction, on the Initial Closing Date, of the following conditions, any of which may be waived in writing by the Initial Investor in its sole discretion:
(a)each of the representations and warranties of the Issuer contained in clause 8.1 that are qualified by “material” or “Material Adverse Effect” or any similar qualification or exception shall be true and correct as of the date hereof and as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects to such extent at and as of such date) in all respects to such extent;
(b)each of the representations and warranties of the Issuer contained in clause 8.1 that are not qualified by “material” or “Material Adverse Effect” or any similar qualification or exception shall be true and correct in all material respects as of the date hereof and as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date);
(c)the Issuer shall have performed and complied with, in all material respects, the covenants, obligations and agreements required under the Transaction Documents to be performed or complied with by the Issuer on or prior to the Initial Closing Date, including providing all deliverables set forth in clause 3.3(a) hereof;

(d)there shall not exist or have occurred any event, circumstance, development or change that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect and, for the avoidance of doubt, the existence or occurrence of a Force Majeure Event shall not by itself constitute a existence or occurrence of a Material Adverse Effect unless such Force Majeure Event has a disproportionate and adverse effect on the Group or the results of operations or financial condition of the Group, relative to other similarly situated businesses in the industries in which the Group operates, in which case such Force Majeure Event may be taking into account in determining whether a Material Adverse Effect exists or has occurred;
(e)each of the convertible notes issued pursuant to the convertible note purchase agreement, dated October 25, 2022, by and among the Issuer, SPDB International (Hong Kong) Limited and CNCB (Hong Kong) Investment Limited has been paid and discharged in full or fully converted into the shares of the Issuer pursuant to the terms thereof;
(f)the Initial Investor shall have received from the Issuer a certificate, dated as of the Initial Closing Date, executed by a director of the Issuer, certifying (i) the satisfaction of the conditions specified in clauses 4.2(a) through 4.2(e) above and 4.2(h) below ; (ii) that each copy document delivered under clause 4.1 above is correct, complete and in full force and effect as at the Initial Closing Date; and (iii) that the Required Internal Approval was duly passed by the Issuer in accordance with the Articles, and has not been amended, revoked, superseded or varied in any manner and are correct, complete and in full force and effect as of the Initial Closing Date;
(g)the Initial Investor shall have received legal opinions as to Hong Kong and Cayman Islands law from its legal advisers in connection with the capacity of the Issuer and the enforceability of the Transaction Documents; and
(h)no stop order or suspension of trading shall have been imposed by the Approved Exchange, the SEC or any other Governmental Authority with respect to the public trading of the Class A Ordinary Shares.
4.3The obligations of the Issuer to consummate the Initial Closing with the Initial Investor are subject to the satisfaction, on the Initial Closing Date, of the following conditions, any of which may be waived in writing by the Issuer with respect to the Initial Investor in its sole discretion:
(a)each of the representations and warranties of the Initial Investor contained in clause 8.2 that are qualified by “material” or “Material Adverse Effect” or any similar qualification or exception shall be true and correct as of the date hereof and as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects to such extent at and as of such date) in all respects to such extent;
(b)each of the representations and warranties of the Initial Investor contained in clause 8.2 that are not qualified by “material” or “Material Adverse Effect” or any similar qualification or exception shall be true and correct as of the date hereof and as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) in all material respects;
(c)the Initial Investor shall have performed and complied with, in all material respects, the covenants, obligations and agreements required under the Transaction Documents to be performed or complied with by the Initial Investor on or prior to the Initial Closing Date; and

(d)the Initial Investor shall have delivered to the Issuer a certificate, dated as of the Initial Closing Date, executed by a duly authorized officer of the Initial Investor, certifying the satisfaction of the conditions specified in clause 4.2(g) above and clauses 4.3(a) through 4.3(c) above.
5.ISSUE AND SUBSCRIPTION OF ADDITIONAL NOTES
5.1Subject to and in accordance with the provisions of this Agreement, the Issuer agrees to issue and sell to the Additional Investors, and the Additional Investors agree to subscribe for and purchase, the Additional Notes in the aggregate principal amount of up to US$65,000,000, and all such Additional Notes issued pursuant to this Agreement shall be consolidated and form a single series among themselves and the Initial Note.
5.2An Additional Investor may require the Issuer to issue and sell to such Additional Investor an Additional Note for the relevant Additional Purchase Price pursuant to the terms of this Agreement by delivering to the Issuer an Accession Deed.
5.3Each Additional Investor’s obligations under this Agreement are separate from each other Investor’s obligations under this Agreement, and no Additional Investor shall be liable for any other Investor’s breach of this Agreement.
6.ADDITIONAL CLOSING
6.1The Additional Closing with respect to an Additional Investor shall take place remotely on the relevant Additional Closing Date via the exchange of documents and signatures, so long as the conditions precedent to such Additional Closing set forth in clause 7 below (other than those conditions that by their nature are to be satisfied at such Additional Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or duly waived as of such Additional Closing Date.
6.2At the relevant Additional Closing:
(a)against delivery of the items set out in and payment of the applicable Additional Purchase Price in accordance with clause 6.2(b), the Issuer shall deliver the following to such Additional Investor:
(i)the Additional Note dated on such Additional Closing Date in the principal amount of the Additional Purchase Price applicable to such Additional Investor, duly executed by the Issuer;
(ii)a certificate referred to in clause 7.2(e);
(iii)a certified copy of the register of noteholders reflecting the entry of the such Additional Investor as a holder of such Additional Note in the register of noteholders; and
(iv)copies of all other Transaction Documents, if applicable, duly executed by all parties thereto; and
(b)against delivery of the items set out in clause 6.2(a), such Additional Investor shall:
(i)deliver to the Issuer a certificate, referred to in clause 7.3(d); and
(ii)pay or cause to be paid the Additional Purchase Price applicable to such Additional Investor to the Issuer by wire transfer of immediately available funds in U.S. dollars to a bank account designated by the Issuer, evidence of such payment taking the form of a confirmation from the paying bank that it has made such payment or a SWIFT message showing such wire transfer.
7.CONDITIONS PRECEDENT TO EACH ADDITIONAL CLOSING
7.1The obligations of the Issuer and an Additional Investor to consummate the applicable Additional Closing are subject to the satisfaction, on the relevant Additional Closing Date, of the following conditions:
(a)the Initial Closing shall have taken place subject to and in accordance with the provisions of this Agreement;
(b)such Additional Investor shall have delivered to the Issuer (with a copy to the Initial Investor) an Accession Deed duly executed by such Additional Investor (unless such Additional Investor is the Initial Investor, in which case the fulfillment of this condition is not required);
(c)the Issuer shall have delivered to such Additional Investor a copy of the following corporate documents of the Issuer:
(i)certificate of incorporation (and any certificate of change of name (if any));
(ii)Articles;
(iii)register of directors;
(iv)register of members;
(v)register of mortgages and charges;
(vi)certificate of good standing issued by the Registrar of Companies in the Cayman Islands on a date falling within one month prior to such Additional Closing Date; and
(vii)certificate of incumbency issued by its registered office provider on a date falling within one month prior to such Additional Closing Date;
(d)the Issuer shall have delivered to such Additional Investor a copy of the Required Internal Approval;
(e)the Issuer shall have delivered to such Additional Investor evidence of completion of the foreign debt registration in respect of the Notes with NDRC; and
(f)no injunction, interim or otherwise, having been granted in respect of the Issuer and no law having been enacted, issued or promulgated that would enjoin or prohibit or fundamentally alter the terms of the transactions contemplated by the Transaction Documents.
7.2The obligations of such Additional Investor to consummate the applicable Additional Closing are subject to the satisfaction, on the Additional Closing Date, of the following conditions, any of which may be waived in writing by such Additional Investor in its sole discretion:

(a)each of the representations and warranties of the Issuer contained in clause 8.1 that are qualified by “material” or “Material Adverse Effect” or any similar qualification or exception shall be true and correct as of the date hereof and as of such Additional Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects to such extent at and as of such date) in all respects to such extent;
(b)each of the representations and warranties of the Issuer contained in clause 8.1 that are not qualified by “material” or “Material Adverse Effect” or any similar qualification or exception shall be true and correct in all material respects as of the date hereof and as of such Additional Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date);
(c)the Issuer shall have performed and complied with, in all material respects, the covenants, obligations and agreements required under the Transaction Documents to be performed or complied with by the Issuer on or prior to such Additional Closing Date, including providing all deliverables set forth in clause 6.2(a) hereof;
(d)there shall not exist or have occurred any event, circumstance, development or change that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect and, for the avoidance of doubt, the existence or occurrence of a Force Majeure Event shall not by itself constitute a existence or occurrence of a Material Adverse Effect unless such Force Majeure Event has a disproportionate and adverse effect on the Group or the results of operations or financial condition of the Group, relative to other similarly situated businesses in the industries in which the Group operates, in which case such Force Majeure Event may be taking into account in determining whether a Material Adverse Effect exists or has occurred;
(e)such Additional Investor shall have received from the Issuer a certificate, dated as of such Additional Closing Date, executed by a director of the Issuer, certifying (i) the satisfaction of the conditions specified in clauses 7.2(a) through 7.2(d) above and 7.2(g) below; (ii) that each copy document delivered under clause 7.1 above is correct, complete and in full force and effect as at such Additional Closing Date; and (iii) that the Required Internal Approval was duly passed by the Issuer in accordance with the Articles, and has not been amended, revoked, superseded or varied in any manner and are correct, complete and in full force and effect as of such Additional Closing Date;
(f)such Additional Investor shall have received legal opinions as to Hong Kong and Cayman Islands law from its legal advisers in connection with the capacity of the Issuer and the enforceability of the Transaction Documents; and
(g)no stop order or suspension of trading shall have been imposed by the Approved Exchange, the SEC or any other Governmental Authority with respect to the public trading of the Class A Ordinary Shares.
7.3The obligations of the Issuer to consummate the applicable Additional Closing with such Additional Investor are subject to the satisfaction, on such Additional Closing Date, of the following conditions, any of which may be waived in writing by the Issuer with respect to such Additional Investor in its sole discretion:
(a)each of the representations and warranties of the such Additional Investor contained in clause 8.2 that are qualified by “material” or “Material Adverse Effect” or any similar qualification or exception shall be true and correct as of the date of the relevant Accession Deed and as of such Additional Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects to such extent at and as of such date) in all respects to such extent;
(b)each of the representations and warranties of such Additional Investor contained in clause 8.2 that are not qualified by “material” or “Material Adverse Effect” or any similar qualification or exception shall be true and correct as of the date the relevant Accession Deed and as of such Additional Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) in all material respects;
(c)such Additional Investor shall have performed and complied with, in all material respects, the covenants, obligations and agreements required under the Transaction Documents to be performed or complied with by such Additional Investor on or prior to such Additional Closing Date; and
(d)such Additional Investor shall have delivered to the Issuer a certificate, dated as of such Additional Closing Date, executed by a duly authorized officer of such Additional Investor, certifying the satisfaction of the conditions specified in clause 7.2(f) above and clauses 7.3(a) through 7.3(c) above.
8.REPRESENTATIONS AND WARRANTIES
8.1Representations and Warranties of the Issuer
8.1The Issuer represents and warrants (i) to the Initial Investor that, except as set forth in the SEC Documents published prior to the Initial Closing Date, the statements in this clause 8.1 are true and correct as of the date hereof and as of the Initial Closing Date; and (ii) to each Additional Investor that, except as set forth in the SEC Documents published prior to the relevant Additional Closing Date, the statements in this clause 8.1 are true and correct as of the date of the relevant Accession Deed and as of the relevant Additional Closing Date. For the avoidance of doubt, except for this clause 8.1, the Issuer makes no express or implied representation or warranty (oral or written) with respect to the Group Companies or their respective businesses, assets or conditions (financial or otherwise), and the Issuer hereby disclaims any such other representations or warranties, if any, and all other warranties expressed or implied by law, trade, custom, usage or otherwise are hereby expressly excluded by the Issuer.
(a)Organization, Good Standing and Qualification. Each Group Company is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment. Each of the Group Companies has all requisite capacity, power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it conducts and proposes to conduct business, except where the failure to be so qualified would not be material to the Group taken as a whole.
(b)Authorization. All corporate actions on the part of the Issuer for the authorization, execution, delivery and performance of each Transaction Document and the transactions contemplated thereby, have been taken or will be taken prior to the Initial Closing and the relevant Additional Closing (as the case may be). Each Transaction Document has been duly executed and delivered by the Issuer and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).
(c)Approvals. Each approval, authorization or consent which is required to be obtained by the Issuer in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents will have been obtained prior to and be effective as of the Initial Closing and relevant Additional Closing (as the case may be), except for such filings and notifications required to made with the SEC, the Approved Exchange, the CSRC, the NDRC, or the SAFE (as the case may be) regarding the issuance of the Notes or Conversion Shares as specified in clauses 12.6 and 12.7.
(d)Corporate Structure; Subsidiaries. Each of the Issuer’s Significant Subsidiaries as of the date of this Agreement has been identified in the SEC Documents and the disclosures in such SEC Documents are true and accurate.
(e)Valid Issuance. Each Note, when issued and delivered by the Issuer, will constitute a senior, direct, unconditional, unsubordinated and unsecured indebtedness of the Issuer, and will at all times rank pari passu with all existing and future unsubordinated and unsecured obligations of the Issuer. The Conversion Shares, when issued and delivered by the Issuer to the applicable Investor in accordance with the terms of the Convertible Senior Note, (i) will be duly and validly issued, fully paid and non-assessable, (ii) will rank pari passu with, and carry the same rights in all aspects as, the other shares (in the same class) of the Issuer then issued and outstanding, (iii) will not be in violation of or subject to any pre-emptive rights or other contractual rights to subscribe for or purchase securities issued by the Issuer, (iv) will be free from any Liens (except for any restrictions on transfer under applicable securities Laws, the Articles and under the Transaction Documents).
(f)Capitalization. As of the date hereof and as of the Initial Closing Date, the authorized share capital of the Issuer is US$50,000 divided into 10,000,000,000 shares comprising of (i) 8,000,000,000 Class A Ordinary Shares with par value of US$0.000005 each, (ii) 1,000,000,000 Class B Ordinary Shares with par value of US$0.000005 each, and (iii) 1,000,000,000 shares with par value of US$0.000005 each of such class or classes (however designated) as the Board may determine in accordance with the Articles. As of the date hereof and as of the Initial Closing Date, other than shares issued or issuable pursuant to the ATW Notes (as defined below) or the ATW Notes Purchase Agreement (as defined below) or the Transaction Documents, the numbers of shares issued and outstanding are 303,830,359 Class A Ordinary Shares and 45,960,916 Class B Ordinary Shares.
(g)Compliance with Laws; Permits. Each Group Company is, and has been, in compliance with all applicable Laws, except where such non-compliance would not or reasonably be expected to have a Material Adverse Effect. Each

Group Company holds all material Permits necessary for the lawful conduct of its respective businesses.
(h)SEC Matters; Financial Statements.
(i)The Issuer has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other documents required to be filed or furnished by it with the SEC, including the SEC Documents. As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(ii)The financial statements (including any related notes) contained in the SEC Documents (the “Financial Data”): (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except (a) as may be otherwise specifically provided in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements) and (C) fairly present in all material respects the consolidated financial position of the Issuer and the Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Issuer and its Subsidiaries for the periods covered thereby (other than as may have corrected or clarified in a subsequent SEC Document), in each case except as disclosed therein and as permitted under the Exchange Act.
(i)No proceedings. There is no action, suit, proceeding, claim, arbitration, administrative proceedings or investigation pending or, to the Knowledge of the Issuer, threatened in writing against any Group Company or any Group Company’s activities, properties or assets that would have or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Issuer, no judgement or order of a court, arbitral body or agency has been made against any Group Company that has or is reasonably be expected to have a Material Adverse Effect.
(j)No Undisclosed Liabilities. No Group Company has any indebtedness, obligation or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due) except for (i) indebtedness, obligations and liabilities set forth in the Financial Data that had not been satisfied as at June 30, 2025 (the “Statement Date”), (ii) indebtedness permitted by the Transaction Documents or incurred by the Issuer under the Notes and convertible notes (“ATW Notes”) issued and issuable by the Issuer pursuant to the securities purchase agreement (“ATW Notes Purchase Agreement”) dated October 30, 2025 between the Issuer and an affiliate of ATW Partners, (iii) indebtedness incurred since the Statement Date under (A) loan agreements or facility agreements entered into with commercial banks and (B) loan agreements entered into with the Issuer’s Affiliates (including, for the avoidance of doubt, Zhejiang Geely Holding Group Co., Ltd. and its Affiliates), from which the proceeds shall be used for general corporate and working capital purposes only, and (iv) current obligations and liabilities incurred since the Statement Date in the ordinary course of the Group’s trade consistent with its past practices which does not fall within paragraph (iii) above, provided that solely with respect to (iii) above, the aggregate of the indebtedness incurred by the Group does not exceed US$300,000,000 at any time.
(k)Material Contracts. The agreements, contracts, leases, licenses, instruments, commitments, indebtedness, liabilities and other obligations to which a Group Company is a party or by which it is bound that are material to the conduct and operations of its business and properties are collectively the “Material Contract(s)”. For purposes of this clause 8.1(k), “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation (i) having an aggregate value, cost, liability or amount in excess of US$15,000,000, (ii) containing the financing, restructuring, voting power arrangement or change of Control of the Issuer, (iii) transferring or licensing any material assets or any material Intellectual Property to or from any of the Group Companies (other than licenses granted in the ordinary course of business). Each Material Contract is a valid and binding agreement of the parties thereto, the performance of which does not and will not violate any applicable Laws in any material respect, and is in full force and effect against the parties thereto. Each Group Company has duly performed its obligations under each Material Contract in all material respects to the extent that such obligations to perform have accrued, and no substantive breach or default, to the Knowledge of the Issuer, alleged breach or alleged default, or event which would constitute a substantive breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, except where the failure to perform the obligation would not, individually or in the aggregate, reasonably be expected to cause any Material Adverse Effect. No Group Company has given notice that it intends to terminate a Material Contract or, to the Knowledge of the Issuer, that any other party thereto has breached, violated or defaulted under any Material Contract, and no Group Company has received any written notice that it has breached, violated or defaulted under any Material Contract or, to the Knowledge of the Issuer, that any other party thereto intends to terminate such Material Contract.
(l)Properties.
(i)Real Property. The Group Companies do not own any real property (including land use right). Each lease to which any Group Company is a party is a valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company, and to the Knowledge of the Issuer, each other party thereto, subject to the Enforceability Exceptions.
(ii)Intellectual Property.
(A)Company IP. The Group Companies legally own the ownership, rights, interests, authorization or license of the Intellectual Property rights necessary for the Group’s principal business, and the aforementioned ownership, rights, interests, authorization and license are not subject to any limitation of the burden of rights except the limitations set forth in the agreements in connection with such Intellectual Property rights (“Company IP”).
(B)IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of the Group Companies, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. None of the Group Companies or, to the Knowledge of the Issuer, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person (except non-exclusive Licenses in the ordinary course of the Group’s business). No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate the Group Company to grant or offer to any Person any license or right to any Company Owned IP.
(C)Infringement, Misappropriation and Claims. There is no action pending or, to the Knowledge of the Issuer, threatened alleging any such violation, infringement or misappropriation or challenging the Issuer’s or any of its Subsidiaries’ rights in or to any Intellectual Property which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Issuer, no Person has violated, infringed or misappropriated any Company Owned IP in any material respect, and the Group Companies have not given any written notice to any other Person alleging any of the foregoing.
(m)Employment Matters.
(i)The relevant Group Company has entered into employment contracts and agreements that contain confidentiality, non-compete and intellectual property assignment provisions with each member of its senior management.
(ii)Each Group Company has complied with all applicable Laws relating to employment and labor, including without limitation the applicable PRC Laws pertaining to social insurance, except where such non-compliance which would not or reasonably be expected to have a

Material Adverse Effect. There is no material claim with respect to payment of wages, salary, overtime pay, withholding individual income taxes, social security fund or housing fund that is now pending or, to the Knowledge of the Issuer, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any Group Company.
(iii)There has not been, and there is not now pending or, to the Knowledge of the Issuer, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Company is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.
(n)Tax Matters. Each Group Company (a) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, except where such non-compliance would not or reasonably be expected to have a Material Adverse Effect, (b) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, except where such non-compliance which would not or reasonably be expected to have a Material Adverse Effect, and (c) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of (a) and (b), unpaid Taxes that are in contest with Tax authorities by such Group Company in good faith or non-material in amount.
(o)Organizational Documents; Books and Records. The organizational documents of the Group Companies are valid and all organizational documents required to be filed by each Group Company with the Governmental Authorities in respect of the relevant jurisdiction in which such Group Company is incorporated have been properly filed in all material respects. Each Group Company has been in compliance with its organizational documents in all material respects, and none of the Group Companies have violated or breached any of their respective charter documents in any material respect. Each Group Company properly maintains its corporate records including without limitation (i) minutes of each meeting of its board of directors, any committees of its board of directors and its shareholders, and (ii) each written resolution in lieu of a meeting by its board of directors, any committees of its board of directors and its shareholders.
(p)No Default. No Event of Default under Section 2.7(d) (Cross Default), Section 2.7(e) (Bankruptcy), Section 2.7(f) (Involuntary Proceedings), Section 2.7(h) (Enforcement proceedings), or Section 2.7(i) (Nationalization) under the Convertible Senior Note is continuing or will result from the issue of the Convertible Senior Notes or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(q)[Intentionally omitted].

(r)Related Party Transactions. Neither the Issuer nor any Group Company has engaged in, any transactions with any Related Party on terms that are less favorable to the Issuer or such Group Company than would be obtained in a comparable arm’s length transaction with a person that is not a Related Party, other than such less favorable terms that are required by such Related Party from all of its counterparties.
(s)No Registration. Assuming the accuracy of the representations and warranties set forth in clauses 8.2(c) and 8.2(d) of this Agreement, the offer, sale and issuance of the Note are exempt from the registration requirements of the Securities Act. None of the Issuer, its Subsidiaries or their respective Affiliates or any person acting on its or their behalf have engaged in any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act or any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with respect to the Note.
(t)Immunity. The entry by the Issuer into each Transaction Document constitutes, and the exercise by it of its rights and performance of its obligations under each Transaction Document will constitute, private and commercial acts performed for private and commercial purposes. The Issuer will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation or domicile (as the case may be) in relation to any Transaction Document.
(u)Insolvency. (i) No petition has been presented, no order has been made, or resolution passed for the winding-up of any Group Company or for the appointment of a liquidator, provisional liquidator, or trustee in bankruptcy to any Group Company, (ii) no administrator has been appointed in relation to any Group Company, and no notice has been given or filed with the court of an intention to appoint an administrator and no petition or application has been presented or order has been made for the appointment of an administrator in respect of any Group Company, (iii) no receiver or administrative receiver or manager has been appointed, nor any notice given of the appointment of any such person, over the whole or part of the business or assets of any Group Company, (iv) no Group Company has proposed or agreed to a composition, compromise, assignment or arrangement with any of its creditors, and (v) no Group Company is subject to any other procedures or steps which are analogous to those set out above.
(v)Anti-Corruption Law. Each Group Company and, to the Knowledge of the Issuer, each of its respective officers, directors and employees is in compliance with applicable Anti-Corruption Laws.
(w)Sanctions. No Group Company and, to the Knowledge of the Issuer, none of its respective directors, officers or employees: (i) is a Restricted Party; (ii) has violated or is violating any applicable Sanctions; (iii) is directly or indirectly engaging in or has directly or indirectly engaged in any activity with a Restricted Party or in any other activity that may result in any violation of any Sanctions; or (iv) is subject to any known claim, proceeding, formal investigation or formal notice with respect to Sanctions.

(x)Anti-Money Laundering. The business of each Group Company is conducted at all times in compliance with applicable Anti-Money Laundering Laws. To the Knowledge of the Issuer, no action, suit or proceeding involving any Group Company with respect to Anti-Money Laundering Laws is pending.
8.2Representations and Warranties of the Investors
8.3The Initial Investor hereby represents and warrants to the Issuer that the statements in this clause 8.2 are true and correct as of the date hereof and as of the Initial Closing Date, and each Additional Investor hereby represents and warrants to the Issuer, in respect of itself, that the statements in this clause 8.2 are true and correct as of the date of the relevant Accession Deed and as of the relevant Additional Closing Date:
(a)Organization and Good Standing. Such Investor is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment. Such Investor is not in receivership or liquidation and has taken no steps to enter into liquidation, and no petition has been presented for the winding-up of such Investor.
(b)Authorization. Such Investor has all requisite power and authority to execute and deliver this Agreement to which it is a party and to carry out and perform its obligations hereunder. The execution and delivery by such Investor of this Agreement and the performance by such Investor of the transactions contemplated hereunder have been duly authorized by all necessary corporate or other action of such Investor. This Agreement has been duly executed and delivered by such Investor and constitutes valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with its terms, subject to Enforceability Exceptions. No consent, approval, authorization, order, filing, registration or qualification of or with any court, Governmental Authority or third person is required to be obtained by such Investor in connection with the execution and delivery of this Agreement by such Investor or the performance of such Investor’s obligations hereunder or thereunder.
(c)Purchase for Own Account. The Note and the Conversion Shares will be acquired for such Investor’s own account, not as a nominee or agent, and not as an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act or otherwise with a view to or in connection with a distribution within the meaning of the Securities Act. Such Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or any third Person, with respect to any Note or Conversion Share.
(d)Investment Status. Such Investor is (i) not a “U.S. person” within the meaning of Regulation S under the Securities Act and is acquiring the Note in an offshore transaction under Rule 903 of Regulation S under the Securities Act and (ii) aware that the sale of the Note and the Conversion Shares being issued and sold pursuant to this Agreement is being made in reliance on an exemption from registration under the Securities Act.

(e)Restricted Securities. Such Investor understands that the Note and the Conversion Shares have not been and will not be, registered under the Securities Act. Such Investor further understands that the Note are and the Conversion Shares will be “restricted securities” under applicable U.S. federal securities laws that are subject to transfer restrictions under such laws. Such Investor acknowledges that the Issuer has no obligation to register or qualify the Note or the Conversion Shares, as the case may be, for resale. Such Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Note or the Conversion Shares, and on requirements relating to the Issuer which are outside of such Investor’s control, and which the Issuer is under no obligation and may not be able to satisfy.
(f)No Public Market. Such Investor understands that no public market now exists for the Note, and that the Issuer has made no assurances that there will ever be a public market for the Note.
9.ASSIGNMENT
9.19.1    Without the prior written consent of the Issuer, no Investor may assign or transfer this Agreement or any Note, or any of its rights, interests or obligations hereunder or thereunder, in whole or in part, to any person, provided that if the transferee is an Affiliate of an Investor, no consent is required insofar as such Affiliate satisfies the know-your-customer requirements as may be reasonably requested by the Issuer.
9.29.2    The Issuer shall not assign any of its rights and/or transfer any of its rights, interests and/or obligations under this Agreement, except pursuant to the terms hereof or with prior written consent of the Investors.
10.USE OF PROCEEDS
10.1The Issuer shall use the proceeds from the subscription of the Notes to refinance existing indebtedness, fund product research and development, promote market expansion and brand enhancement, support daily operations and management, and supplement working capital requirements, and shall ensure that such use of the proceeds will not contravene any applicable Laws.
10.2No Investor is bound to monitor or verify the application of any proceeds raised by the Issuer from the Notes.
11.EXPENSES
11.1Each Party shall bear its own costs and expenses in connection with (i) the preparation and negotiation of this Agreement and the other Transaction Documents, (ii) its performance under this Agreement and the other Transaction Documents and (iii) the consummation of the transactions contemplated hereby and thereby, including all fees and expenses of such Party’s agents, representatives, financial and legal advisors and accountants; provided, however, that (i) in the event the transactions contemplated hereby with respect to the Initial Closing are consummated, the Issuer shall, within ten (10) Business Days following the Initial

Closing Date, reimburse the Initial Investor for up to an aggregate amount of US$50,000 of fees and expenses incurred by or on behalf of the Initial Investor in connection with such transactions; and (ii) in the event the transactions contemplated hereby with respect to an Additional Closing are consummated, the Issuer shall, within ten (10) Business Days following the relevant Additional Closing Date, reimburse the relevant Additional Investor an amount (as agreed in writing between the Issuer and such Additional Investor) for fees and expenses incurred by or on behalf of such Additional Investor in connection with such transactions.
12.COVENANTS
12.1If any Investor elects to convert the Note into Conversion Shares, the Issuer shall have duly authorized and validly reserved for issuance such number of Conversion Shares as shall be sufficient to effect the conversion of such Investor’s Note.
12.2The Issuer agrees to take commercially reasonable efforts to remove the restrictive legend on Conversion Shares issued to all Investors, when transfer of such securities is permitted pursuant to Rule 144 or an effective registration statement.
12.3If any Investor elects to convert the Note pursuant to the terms and conditions thereunder, the Issuer agrees to notify the other Investor promptly after the Issuer’s receipt of the Conversion Notice from such electing Investor.
12.4The Issuer shall promptly obtain, comply with and do all that is necessary to maintain in force and effect all required approval, authorization and consent to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement.
12.5The Issuer shall comply in all respects with all applicable Laws to which it or its assets may be subject, if failure so to comply would materially impair its ability to perform its obligations under this Agreement.
12.6The Issuer shall (i) take all actions necessary to continue the listing and trading of the Class Ordinary Shares on the Approved Exchange, (ii) comply with the Issuer’s reporting, filing and other obligations under the rules of the Approved Exchange, the Exchange Act and the Securities Act, and (iii) file with the Approved Exchange a supplemental listing application in respect of the applicable Conversion Shares, when issued and delivered in the manner contemplated by the applicable Note where required by the rules of the Approved Exchange, and each Investor shall have received a copy of such document(s) evidencing the completion of such filing with the Approved Exchange within two (2) Business Days of such filing.
12.7From and after the Initial Closing Date, the Issuer shall comply with all requirements and submit all requisite filings in connection with the transactions contemplated by this Agreement (i) with the CSRC in accordance with the relevant filing rules within three (3) Business Days from the Initial Closing Date, and a copy of such document(s) evidencing the completion of such filing shall be delivered to the Initial Investor within two (2) Business Days of such filing and to each Additional Investor within two (2) Business Days of the date of the Accession Deed; (ii) with the NDRC in accordance with the relevant filing rules within ten (10) Business Days from the Initial Closing Date, and a copy of such document(s) evidencing the completion of such filing shall be delivered to the Initial Investor within two (2) Business Days of such filing and to each Additional Investor within two (2) Business Days of the date of the Accession Deed; and (iii) with the SAFE in accordance with the relevant filing rules after the proceeds from the subscription of the Notes with respect to each Investor are paid into the PRC and a copy of such document(s) evidencing the completion of such filing with respect to such proceeds of the relevant Investor shall be delivered to such Investor within two (2) Business Days of such filing.

13.CONFIDENTIALITY AND PUBLIC DISCLOSURE
13.1Each Party undertakes that it shall, and shall procure that its Affiliates, directors, officers, employees, agents and professional advisers, auditors, insurers and (on a need-to-know basis) service providers (collectively, its “Representatives”) will, use its reasonable endeavors to keep confidential at all times and not permit or cause the disclosure of any information (other than to its Representatives) which it may possess or acquire before, on or after the date of this Agreement relating to the provisions of, and negotiations leading to, this Agreement or the other Transaction Documents and the performance of the obligations hereunder or thereunder (such information, “Confidential Information”).
13.2Each Party shall alert the other Parties as soon as reasonably practical after it becomes aware of any unauthorized use or disclosure, or suspected unauthorized use or disclosure of Confidential Information.
13.3Any release of Confidential Information by any Party, privately or to the public, shall be subject to the prior written approval of the other Parties. Notwithstanding the foregoing, Confidential Information may be disclosed by any Party:
(a)if the Confidential Information is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;
(b)after giving prior notice to the concerned Party to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent requested or required under the rules of any stock exchange on which the shares of a Party or its parent company are listed (including the Approved Exchange) or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement;
(c)to its shareholders and Representatives who need to know such information for the purpose of assisting the Parties in the transactions contemplated and performance of the obligations under this Agreement and the other Transaction Documents; and
(d)to its current or prospective investors, provided that such persons are bound by appropriate confidentiality obligations at least as strict as the confidentiality provisions hereunder.
13.4Without limiting any other provision of this Agreement, the Investors and the Issuer shall consult with each other as to the need to issue a press release with respect to the execution of this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby.
14.INDEMNIFICATION
14.1From and after the Initial Closing or the relevant Additional Closing (as the case may be), subject to the limits set forth in this clause 14, the Issuer shall indemnify, defend and hold harmless the Initial Investor and each Additional Investor (as the case may be), its Affiliates and their respective officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any and all losses, costs, liabilities, damages and expenses, including reasonable attorneys’ fees and disbursements in connection therewith (collectively, the “Indemnifiable Liabilities”), incurred by any Indemnitee as a result of or arising out of any breach by the Issuer of any representation, warranty, covenant, obligation or agreement contained in the Transaction Documents.
14.2Except in the case of fraud, willful misconduct or gross negligence,
(a)the aggregate liability of the Issuer for Indemnifiable Liabilities incurred by each Investor, together with any payment obligation of the Issuer to such Investor as a result of occurrence of an Event of Default under Section 2.7(c) of the Note, shall not exceed the aggregate amount of Purchase Price received from such Investor together with accrued interest, and all other amounts accrued or outstanding under the Transaction Documents, provided that this limit on liability shall not apply to any other payment obligation of the Issuer under the Transaction Documents or the Issuer’s obligations to deliver any relevant Conversion Shares in accordance with this Agreement;
(b)the Issuer shall not be liable to the Indemnitees with respect to any Investor in respect of any claim under this Agreement for any breach of the Issuer’s representations or warranties unless: (i) such Investor has given the Issuer written notice of the claim (stating in reasonable detail the nature of the claim and, if practicable, the amount claimed) on or before the date that is twenty-four (24) months from the Initial Closing Date (in respect of the Initial Investor) or the relevant Additional Closing Date (in respect of each Additional Investor); and (ii) the aggregate amount of the Indemnifiable Liabilities suffered or incurred by the Indemnitees with respect to such Investor thereunder exceeds US$1,000,000, in which case the Issuer shall be liable to the Indemnitees with respect to such Investor for the excess amount.
(c)notwithstanding any other provision to the contrary, the Issuer shall not be liable for any consequential, exemplary, punitive, special, indirect or incidental damages, including, without limitation, loss of profits or revenue.
15.TERMINATION
15.1This Agreement shall automatically terminate as between the Issuer and the Initial Investor upon the earliest to occur of:
(a)the mutual written consent of the Issuer and the Initial Investor;
(b)the delivery of written notice to terminate by either the Issuer or the Initial Investor if Initial Closing shall not have occurred by the date that is three (3) months after the date of this Agreement (or such other date as may be agreed by the Issuer and the Initial Investor); provided, however, that such right to terminate this Agreement under this clause 15.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of Initial Closing to occur on or prior to such date; or
(c)by the Issuer or the Initial Investor in the event that any Governmental Authority shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order or other action shall have become final and non-appealable.

15.2This Agreement shall automatically terminate as between the Issuer and an Additional Investor upon the earliest to occur of:
(a)the mutual written consent of the Issuer and such Additional Investor;
(b)the delivery of written notice to terminate by either the Issuer or such Additional Investor if the relevant Additional Closing shall not have occurred by the date that is three (3) months after the date of the relevant Accession Deed (or such other date as may be agreed by the Issuer and such Additional Investor); provided, however, that such right to terminate this Agreement under this clause 15.2(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of such Additional Closing to occur on or prior to such date; or
(c)by the Issuer or such Additional Investor in the event that any Governmental Authority shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order or other action shall have become final and non-appealable.
15.3If this Agreement is terminated pursuant to clauses 15.1 or 15.2, this Agreement shall become null and void and of no further force and effect on the part of the Issuer and the relevant Investor, except that the Surviving Provisions shall remain in full force and effect; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement that occurred prior to such termination.
16.NOTICES
16.1All notices and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon receipt, when delivered personally; (b) one Business Day after deposit with an internationally recognized overnight courier service; or (c) when sent by confirmed electronic mail if sent during normal business hours of the recipient, or if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses of the Parties for such communications are:
If to the Issuer:
Address:     [REDACTED]
For the attention of:    [REDACTED]
Email:            [REDACTED]
If to the Initial Investor:
Address:    [REDACTED]
For the attention of:    [REDACTED]
Email:    [REDACTED]
If to an Additional Investor: As set out in the relevant Accession Deed.

17.MISCELLANEOUS
17.1Further Assurance. Upon the terms and subject to the conditions herein, each of the Parties agrees to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto.
17.2No Third Party Rights. Except to the extent otherwise set out herein, the Contracts (Rights of Third Parties) Ordinance (Chapter 623, Laws of Hong Kong) (the “Third Party Rights Ordinance”) shall not apply to this Agreement, and no person other than the Parties to this Agreement shall have any right under the Third Party Rights Ordinance to enforce, or enjoy the benefit of, any of the provisions of this Agreement.
17.3Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies that such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party. Without limiting the foregoing, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything in this Agreement to the contrary, any Party shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.
17.4Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal or unenforceable under any applicable law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality or enforceability of such provision in any other jurisdiction.
17.5Amendments and Waivers. Any term of this Agreement may be amended, modified or supplemented only by a written instrument executed by all the Parties, except where any term of this Agreement concerning the information only of a particular Investor, such term may be amended with the written consent of the Issuer and such Investor. Any amendment effected in accordance with this clause 17.5 shall be binding upon each Party. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party from whom such waiver is sought.
17.6No Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such term, covenant or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
17.7Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.
17.8Entire Agreement. This Agreement and the other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof. This Agreement shall take effect and become binding on and enforceable against the parties upon execution hereof.
17.9Counterparts. This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
18.GOVERNING LAW AND DISPUTE RESOLUTION
18.1This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without regard to principles of conflicts of laws thereunder.
18.2The Parties agree to negotiate in good faith to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement between them, including the existence, validity, interpretation, performance, default, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to this Agreement. The party commencing negotiations of the dispute shall give to the other party written notice of the dispute, setting out its nature and particulars. If the negotiations fail to resolve the dispute within fifteen (15) days after the date of the written notice commencing the negotiations of the dispute, clause 18.3 shall apply.
18.3In the event the Parties are unable to resolve a dispute, controversy, difference or claim between them regarding this Agreement in accordance with clause 18.2 above, such dispute, controversy, difference or claim shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules in force at the time of commencement of the arbitration. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The claimant and respondent shall each nominate one (1) arbitrator and the third arbitrator shall be appointed by the HKIAC. The arbitration proceedings shall be conducted in English. This arbitration clause shall be governed and construed under the laws of Hong Kong. The award of the arbitral tribunal shall be final and binding upon the parties thereto and the parties undertake to carry out the award without delay.
18.4The Parties waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may validly be made. The Parties shall not be deemed, however, to have waived any other right to challenge any award. The award shall be final and binding on the parties, and judgment upon any award may be entered and enforced in any court having jurisdiction. Nothing in this clause 18.3 shall be construed as preventing any Party from seeking conservatory or interim relief from any court of competent jurisdiction.
18.5The Issuer irrevocably agrees that should any person commence any arbitration or court proceedings in any jurisdiction (whether for any injunction, specific performance, damages or otherwise) in connection with any Transaction Document, it waives any claim to immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) in relation to those proceedings, including, without limitation, immunity from (a) jurisdiction of any court or tribunal; (b) service of process; (c) injunctive or other interim relief, or any order for specific performance or recovery of land; and (d) any process for execution of any award or judgment against its assets.
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SCHEDULE 1
FORM OF CONVERTIBLE SENIOR NOTE

SCHEDULE 2
PARTICULARS OF INVESTMENT

SCHEDULE 3
FORM OF ACCESSION DEED

IN WITNESS WHEREOF this Agreement has been duly executed by the authorised representatives of the Parties on the date first above written.

ECARX HOLDINGS INC.

By:    /s/ Ziyu Shen
Name:    Ziyu Shen
Title:    Director
[Signature Page to Convertible Note Purchase Agreement]

IN WITNESS WHEREOF this Agreement has been duly executed by the authorised representatives of the Parties on the date first above written.

SPDB INTERNATIONAL (HONG KONG) LIMITED

By: /s/ Yu Xiaodong
Name:     Yu Xiaodong
Title: Director
[Signature Page to Convertible Note Purchase Agreement]